Exhibit (a)(1)(iv)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Speedway Motorsports, Inc.
at
$19.75 Net per Share
Pursuant to the Offer to Purchase Dated August 16, 2019
by
Speedco, Inc.,
a wholly owned subsidiary of
Sonic Financial Corporation

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE PAST 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 16, 2019, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

August 16, 2019

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Speedco, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Sonic Financial Corporation, a North Carolina corporation (“Parent”), to act as the information agent (the “Information Agent”) in connection with Purchaser’s offer to purchase all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Speedway Motorsports, Inc., a Delaware corporation (the “Company”), at a purchase price of $19.75 per Share (the “Offer Price”), net to the holder in cash, without interest and less any required withholding of taxes, and upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 16, 2019 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”) enclosed herewith.

Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

1.	The Offer to Purchase.

2.

The related Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3.

A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, prior to the expiration of the Offer.

4.

A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

5.	The Company’s Solicitation/Recommendation Statement on Schedule 14D-9 dated August 16, 2019.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ONE MINUTE PAST 11:59 P.M., NEW YORK CITY TIME, ON SEPTEMBER 16, 2019, UNLESS THE OFFER IS EXTENDED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of July 23, 2019 (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), among the Company, Parent and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable (and, in any event, no later than the first business day) after the consummation of the Offer, and subject to the satisfaction or waiver of the other conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than shares held by the Company, any of its subsidiaries, Parent, Purchaser or any other wholly owned subsidiary of Parent, or any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the “DGCL”)) will be converted into the right to receive the Offer Price, net to the holder in cash, without interest and less any required withholding taxes. No appraisal rights are available in connection with the Offer. However, pursuant to the DGCL, if the Merger is consummated, stockholders who do not tender their Shares in the Offer will have the right, by fully complying with the applicable provisions of Section 262 of the DGCL, to choose not to accept the consideration payable for their Shares pursuant to the Merger and instead to demand an appraisal of their Shares by the Court of Chancery of the State of Delaware and receive a cash payment of the “fair value” of their Shares as of the effective time of the Merger as determined by the Court of Chancery of the State of Delaware. The “fair value” of such Shares as of the effective time of the Merger may be more than, less than, or equal to the Offer Price. The Merger Agreement is more fully described in Section 13 of the Offer to Purchase.

The board of directors of the Company, acting in reliance on the unanimous recommendation of a special committee comprised solely of independent directors, has duly and unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to, and in the best interests of, the Company and its stockholders; (ii) approved and adopted the Merger Agreement and declared it advisable for the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Offer and the Merger; (iii) approved the execution and delivery by the Company of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (iv) recommended that the stockholders of the Company accept the Offer and tender their shares to Purchaser pursuant to the offer. The Company has informed us that, to its knowledge, all of its directors and executive officers (other than directors and officers who are affiliated with Parent) intend to tender all of their transferrable Shares pursuant to the Offer.

The Offer and withdrawal rights expire one minute past 11:59 p.m., New York City time, on September 16, 2019, unless the Offer is extended (as it may be extended, the “Expiration Time”).

The Offer is conditioned upon, among other things, there having been validly tendered (and not validly withdrawn) in accordance with the terms of the Offer, prior to the expiration of the Offer, a number of Shares that represents at least a majority of the Shares outstanding not owned by Parent or its affiliates or certain other stockholders of the Company specified in the Merger Agreement (which condition cannot be waived) and other customary closing conditions. These and other conditions to the Offer are described in Section 15 of the Offer to Purchase.

Purchaser will not pay any fees or commissions to any broker, dealer or any other person (other than the Information Agent and the Depositary, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their clients.

Except as otherwise set forth in Instruction 6 of the Letter of Transmittal, Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer.

In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or a manually signed facsimile thereof), or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the instructions contained in the Letter of Transmittal and the Offer to Purchase.

If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures described in Section 3 of the Offer to Purchase.

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the undersigned or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

MacKenzie Partners, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF PARENT, PURCHASER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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